Exhibit 99.3

CONSENT OF GOLDMAN SACHS & CO. LLC

September 14, 2017

Board of Directors

Great Plains Energy Incorporated

1200 Main Street

Kansas City, Missouri 64105

Re:    The Initially Filed Registration Statement on Form S-4 of Great Plains Energy Incorporated, filed September 14, 2017 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated July 9, 2017 (the “Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Westar Energy, Inc. (“Westar Energy”) and its affiliates ) of the outstanding shares of common stock, no par value per share, of Great Plains Energy Incorporated (the “Company”) of the Company Exchange Ratio (as defined in the Opinion Letter) pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of July 9, 2017 (the “Agreement”), by and among the Company, Westar Energy, Monarch Energy Holding, Inc., King Energy, Inc. and, solely for purposes of Section 9.14 of the Agreement, GP Star, Inc.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinions of Great Plains Energy’s Financial Advisors—Opinion of Goldman Sachs & Co. LLC”, “Risk Factors”, “The Proposed Mergers—Background of the Mergers”, “The Proposed Mergers—Recommendations of the Great Plains Energy Board and its Reasons for the Mergers” and “The Proposed Mergers—Opinions of Great Plains Energy’s Financial Advisors—Opinion of Goldman Sachs & Co. LLC” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)